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             Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement and related Prospectus of Mississippi Valley Bancshares, Inc. for the registration of 598,000 Preferred Securities of MVBI Capital Trust and approximately $14,950,000 of Floating Rate Subordinated Debentures of Mississippi Valley Bancshares, Inc. and to the incorporation by reference therein of our report dated January 16, 1997, with respect to the consolidated financial statements of Mississippi Valley Bancshares, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.

                                             /s/ Ernst & Young LLP

February 18, 1997
St. Louis, Missouri